The Hanover Insurance Group, Inc. Announces Early Tender Results and an Amendment to its

Cash Tender Offer for 8.207% Series B Capital Securities and 7.625% Senior Debentures due 2025

WORCESTER, Mass., June 16, 2009 – The Hanover Insurance Group, Inc. (NYSE: THG) announced an amendment to its previously announced cash tender offer (the “Tender Offer”) to purchase a portion of the 8.207% Series B Capital Securities (CUSIP No. 00104PAC3, the “Capital Securities”) issued by AFC Capital Trust I and a portion of the 7.625% Senior Debentures due 2025 issued by the Company (CUSIP No. 410867AA3, the “Senior Debentures” together with the Capital Securities, the “Securities”) for an aggregate purchase price, excluding unpaid and accrued distributions or interest, of up to $125,000,000 (the “Maximum Tender Amount”). With respect to the Capital Securities only, the Company is offering to pay the total consideration (which includes the early tender premium of $30 per $1000 liquidation amount of the Capital Securities) to all holders of the Capital Securities who validly tender their Capital Securities prior to the expiration of the Tender Offer (the “Capital Securities Early Premium Extension”). All other terms of the Tender Offer remain unchanged. Accordingly, withdrawal rights for tendering holders of Securities have expired.

As a result of the Capital Securities Early Premium Extension, the Company will purchase Securities validly tendered following the Early Tender Date (defined below) but prior to the Expiration Date (defined below), at a price equal to the total consideration of $800 per $1,000 liquidation amount of Capital Securities and at the previously announced price of $870 per $1,000 principal amount of the Senior Debentures. In addition, the Company will pay accrued and unpaid distributions or interest up to but not including the settlement date. In no event will the Company be obligated to purchase any Securities for a purchase price in excess of the Maximum Tender Amount.

As of 5:00 p.m., June 15, 2009 (the “Early Tender Date”), according to information provided by the Depositary, $69,151,000 liquidation amount of the Capital Securities, and $83,436,000 principal amount of the Senior Debentures, had been validly tendered and not withdrawn. Such amounts would result in a purchase price in excess of the Maximum Tender Amount and would lead to proration as described below. If all of the Capital Securities tendered, as of the Early Tender Date, are accepted for purchase, such Capital Securities would result in a purchase price of $55,320,800 for the Capital Securities and no more than $77,421,000 in principal amount of the Senior Debentures would be purchased.

The Capital Securities will be given priority and all of the Capital Securities validly tendered will be accepted before any of the Senior Debentures will be accepted. In the event that, following the Expiration Date (defined below), the purchase price of tendered Capital Securities is equal to or exceeds the Maximum Tender Amount, none of the Senior Debentures will be accepted for purchase. If there are insufficient funds to purchase all of the tendered Capital Securities or tendered Senior Debentures, subject to the prioritization described above, the amount of Securities purchased will be prorated based on the aggregate liquidation amount with respect to the Capital Securities validly tendered and not validly withdrawn and the aggregate principal amount with respect to the Senior Debentures validly tendered and not validly withdrawn, in each case, rounded down to the nearest integral multiple of $1,000 for the Capital Securities and the Senior Debentures.

The Tender Offer expires at 11:59 p.m., New York City time, on June 29, 2009 (the “Expiration Date”), and may be extended at the option of the Company. Securities validly tendered and accepted for payment have an expected settlement date of June 30, 2009.

Completion of the Tender Offer is subject to, and conditioned upon, the satisfaction or, where applicable, the waiver of certain conditions set forth in the Offer to Purchase. The Company may amend, extend or terminate the Tender Offer at any time. Subject to the amendment described herein with respect to the Capital Securities Early Premium Extension, the complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and the letter of transmittal that were sent to registered holders of the Securities on June 2, 2009. Holders are urged to read the Offer to Purchase and the letter of transmittal carefully.

In connection with the Tender Offer, Goldman, Sachs & Co. is serving as Dealer Manager, Okapi Partners LLC is serving as the Information Agent and Continental Stock Transfer & Trust Co. is serving as the Depositary. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-4692 (collect). Requests for copies of the Offer to Purchase or related letter of transmittal may be directed to Okapi Partners LLC at 212-297-0720 (collect for bank and brokers) or 877-796-5274 (toll free).

This news release does not constitute an offer to buy or the solicitation of an offer to sell any securities, and nor shall there be any purchase of securities of the Company in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Use of the word “expected” and similar expressions is intended to identify forward-looking statements. Our completion of the Tender Offer is uncertain and subject to risks and uncertainty. If any of the conditions to the Tender Offer is not satisfied or waived, the Tender Offer may not be completed. Furthermore, the benefits the Company expects to realize through the Tender Offer and related transactions are uncertain and may not be realized. Forward-looking statements are based on expectations, forecasts, and assumptions by the Company’s management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009, as amended by the Quarterly Report on Form 10-Q filed on May 8, 2009.

The Company cannot be certain that any expectations, forecasts, or assumptions made by its management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. The forward-looking statements speak only as of the date of their initial issuance, and the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Michigan; and their affiliates. The Company offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, the Company ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
John F. Reilly	Michael F. Buckley
Email: jofreilly@hanover.com	Email: mibuckley@hanover.com
Phone: 1-508-855-3457	Phone: 1-508-855-3099

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